Exhibit 10.10
AMENDMENT NO. 1
TO
AMENDED AND RESTATED MANAGEMENT AGREEMENT
     This Amendment No. 1 (the “Amendment”) to the Amended and Restated Management Agreement, dated January 25, 2007 (the “Agreement”), by and between InfraSource Services, Inc., a Delaware corporation (the “Company”) and R. Barry Sauder (“Executive”) is made effective as of, and contingent upon, the effective time of the merger contemplated by the Agreement and Plan of Merger dated as of March 18, 2007 entered into by and among Quanta Services, Inc., a Delaware corporation (“Parent”), Quanta MS Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (the “Merger Agreement”).
WITNESSETH:
     WHEREAS, the Company and Executive have previously entered into the Agreement.
     WHEREAS, the Company and Executive now wish to amend the Agreement to ensure that Executive shall be available to provide transitional services to the Company and Parent for a period of up to forty-five (45) days following the Effective Time (as such term is defined in the Merger Agreement).
     NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth herein and the performance of each, it is hereby agreed as follows:
     Section 1. Amendments. The Company and Executive hereby amend the Agreement by restating Sections 4(c), 4(d), 5(c)(i)(A), 5(c)(i)(B), 5(c)(ii), 5(d)(i)(B) and 5(d)(i)(D) in their entirety, and adding the new Section 20 as follows:
     4. Salary; Incentive Bonus; Reimbursement of Expenses; Other Benefits.
     “(c) Long-Term Incentive Plan (LTIP). Executive shall be entitled to participate in the InfraSource 2004 Omnibus Stock Incentive Plan or successors thereto (“LTIP”) pursuant to the terms and conditions of such program as it may exist from time to time, and as it may be amended by the Board in its discretion, provided the awards shall take the form of shares of restricted stock of the Company, options to acquire the Company’s common stock or other awards available under the LTIP or any successor thereto, pursuant to the terms and conditions of the LTIP, subject to such terms as the Board (or any duly authorized committee thereof) shall determine in its discretion. Any option granted under the LTIP shall continue to be and become exercisable in accordance with the terms of the related agreements (the “Option Agreements”) evidencing such options and Executive shall continue to be able to exercise each such option that has become vested in accordance with the terms of the applicable Option Agreement until the earlier of (1) the expiration of the general term of the option or (2) the date that is the end of the ninety (90) day period beginning on the Executive’s separation from service.”

     “(d) Reimbursement of Expenses. The Company shall pay or reimburse Executive, in accordance with its normal policies and practices, for all reasonable travel and other out-of-pocket expenses incurred by Executive in performing his obligations under this Agreement. In no event shall Executive be reimbursed for expenses incurred after Executive’s separation from service. Any such reimbursement shall be paid no later than thirty (30) days following Executive’s separation from service.”
     5. Termination of Employment.
     (c) Termination of Executive for Good Reason or by the Company other than as a Result of Executive’s Death or Disability or other than for Cause.
     (i)
     “(A) Payment in cash of an amount equal to any unpaid bonus for a year prior to the year of termination, plus the pro-rated share (based on Executive’s period of actual employment during the year of Termination) of Executive’s target bonus under the AICP, such payment to be made on the date such awards are normally paid to Company’s executive officers for the year in which such termination occurs and in accordance with the Company’s normal payroll practices and procedures (and no part shall be contributed to a retirement or deferred compensation mechanism); provided that such payment is made no later than March 15 following the year of termination.”
     “(B) Cash severance payments equal in the aggregate to Executive’s annual Base Salary at the time of termination, payable in twelve (12) equal monthly installments beginning at the end of the first full month following termination of employment. For purposes of Section 409A (as defined in Section 18, below), each monthly payment shall be considered a separate payment.”
     “(ii) For purposes of this Agreement, “Good Reason” shall mean (a) a material reduction (without Executive’s express written consent) in Executive’s position or responsibilities, other than in connection with his death, Disability or involuntary termination for Cause, (b) relocation of Executive’s primary place of work more than thirty (30) miles from its current location, or (c) the Company’s material breach of Sections 2, 4 or 5 of this Agreement; provided that Executive has provided the Company written notice of the circumstances constituting Good Reason within ninety (90) days of such circumstances arising and the Company has not cured such breach within thirty (30) days following the date Executive provides such notice. If the Company thereafter intentionally repeats the breach it previously cured, such breach shall no longer be deemed curable.”
     (d) Termination in Connection with a Change in Control Transaction.
     (i)
     “(B) Cash severance payments equal in the aggregate to the sum of (i) Executive’s annual Base Salary at the time of termination and (ii) Executive’s target bonus under the AICP for the year in which such termination occurs. The cash severance payments shall be payable following such termination on the eighth day following the date on which Executive executes the “Release” (as defined in Section 5(c)(i), and including the Notice of Resignation attached as an Exhibit thereto); provided that Executive has not revoked the Release during the seven-day period following the date on which such Release was executed and in accordance with the Company’s normal payroll practices and procedures (and no part shall be contributed to a retirement or deferred compensation mechanism). Notwithstanding the foregoing, the amount of the cash severance payment that does not exceed two times the lesser of (i) Executive’s annual Base Salary plus the target bonus Executive earned under the AICP for the year preceding the year in which Executive incurs a separation from service, or (ii) the maximum dollar limits under Section 401(a)(17) of the Code for the year in which Executive incurs a separation from service (i.e., for 2007, $225,000) shall be considered a separate payment for purposes of Section 409A of the Code (the “Safe Harbor Severance Amount”) and shall be payable following such termination on the eighth day following the date on which Executive executes the Release; provided that Executive has not revoked the Release during the seven-day period following the date on which such Release was executed. The excess of the aggregate cash severance payment described in this Section over the Safe Harbor Severance Amount shall be paid on the first business day of the seventh month following the Executive’s separation from service if and only if Executive has executed (and not revoked) the Release.”
     “(D) Continuation of Executive’s medical and health insurance benefits for a period equal to the lesser of (i) twelve (12) months, and (ii) the period ending on the date Executive first becomes entitled to medical and health insurance benefits under any plan maintained by any person for whom Executive provides services as an employee or otherwise. Notwithstanding the foregoing, any medical and health benefits provided to Executive following the period during which Executive is entitled to continuation coverage under Section 4980B of the Internal Revenue Code (COBRA) shall be subject to and paid in accordance with the requirements of Section 409A.”
     “20. Post-Merger Transition Period. The Company acknowledges that Executive has given notice as required by the Agreement of his intent to terminate employment for Good Reason (as defined in the Agreement) upon the Effective Time (as such term is defined in the Merger Agreement). The Company hereby agrees to not dispute Executive’s assertion that Executive has Good Reason to terminate employment hereunder as long as Executive shall remain employed with the Company under the terms of the Agreement for a transitional period of forty-five (45) days following the Effective Time (“Transition Period”) and agrees that such Good Reason termination right will continue in full force and effect until the end of the Transition Period, notwithstanding Executive’s continued employment by the Company during the Transition Period. The Company hereby agrees that (a) Executive shall be paid Base Salary during the Transition Period in accordance with the Company’s regular wage payment procedures and at the rate in effect immediately prior to the Effective Time, (b) unless otherwise expressly agreed in writing by the Company and Executive, the Company shall terminate Executive’s employment on the last day of such Transition Period and (c) Executive’s termination shall be deemed to be a “Termination in Connection with a Change in Control Transaction” in accordance with Section 5(d) of this Agreement and Executive shall receive the benefits set forth in Section 5(d) payable following such termination on the eighth day following the date on which Executive executes the Release (subject to the last sentence of Section 5(d)(i)(B)); provided that Executive abides by the non-competition provision in Section 6(b) and has not revoked the Release during the seven-day period following the date on which such Release was executed.”
     Section 2. Defined Terms. Except as otherwise expressly provided herein, any capitalized term used in this Amendment that is not defined herein has the meaning ascribed to such term in the Agreement.
     Section 3. No Other Amendment. Except as otherwise expressly provided in this Amendment, all terms, conditions and provisions of the Agreement are hereby ratified and remain in full force and effect.
     Section 4. Governing Law; Dispute Resolution. This Amendment and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Delaware. The parties hereto agree that any dispute arising as to the parties’ rights and obligations hereunder, shall, at the election and upon written demand of either party, be submitted to arbitration before a single arbitrator in Wilmington, Delaware under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.
     Section 5. Entire Agreement. This Amendment, together with the Agreement, sets forth the entire agreement and understanding of the parties relating to the subject matter herein. No modification of or amendment to this Amendment, nor any waiver of any rights under this Amendment, shall be effective unless given in a writing signed by the party to be charged. This Amendment is effective as of, and contingent upon, the occurrence of the Effective Time and shall be null and void if the Effective Time does not occur.
     Section 6. Counterparts. This Amendment may be executed originally or by facsimile signature, in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
[Signature Page Follows]

EXECUTED as of the date set forth above.

INFRASOURCE SERVICES, INC.
By:	/s/ DAVID R. HELWIG
	Name:	David R. Helwig
	Title:	Chief Executive Officer, President and Chairman of the Board

EXECUTIVE
/s/ R. BARRY SAUDER
R. Barry Sauder

ACKNOWLEDGED AND AGREED ON BEHALF OF QUANTA SERVICES, INC.

By:	/s/ JOHN R. COLSON

Name:	John R. Colson
Title:	Chief Executive Officer

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